Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), effective as of the 28th day of May 2013, is entered into by Achillion Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 300 George Street, New Haven, CT 06511-6624 (the “Company”), and Milind S. Deshpande, Ph.D. (the “Executive”).

WHEREAS, the Company desires to continue to engage the services of the Executive and the Executive desires to continue to be employed by the Company.

NOW, THEREFORE, in consideration of the employment or continued employment of the Executive, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Term of Employment. The Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts continued employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the date hereof (the “Commencement Date”) and ending on December 31, 2014 (such period, as it may be extended, the “Employment Period”), unless sooner terminated in accordance with the provisions of Section 4. This Agreement shall automatically renew, at the end of the initial and any renewal term, for successive one-year periods unless, at least six (6) months prior to the expiration of the applicable Employment Period, either party has notified the other party that the Agreement shall not so renew.

2. Title; Capacity. The Executive shall serve as Chief Executive Officer. The Executive shall be based at the Company’s headquarters in New Haven, Connecticut on the Commencement Date. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to the Executive by, the Board of Directors (the “Board”) commensurate with his position of Chief Executive Officer. The Executive will be appointed to fill the next vacancy in the Board until such time as he would be put forward for election.

The Executive hereby accepts such continued employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board shall from time to time reasonably assign to the Executive, commensurate with his position as Chief Executive Officer. The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period, unless otherwise approved by the Board in its reasonable discretion. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company. The Executive will be eligible to participate in the Company’s performance review process.

3. Compensation and Benefits.

3.1 Salary. The Company shall pay the Executive, in periodic installments in accordance with the Company’s customary payroll practices, a monthly salary of $39,166.67 (annualizing to $470,000) commencing on the Commencement Date. Such salary shall be subject to increase thereafter as determined by the Board.

3.2 Bonus. The Executive shall be eligible to receive additional compensation each year at a target rate of sixty percent (60%) of base salary based upon the Company’s performance and the Executive’s individual performance, as determined by the Board.

3.3 Fringe Benefits. The Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its executives, if any, to the extent that Executive’s position, tenure, salary, age, health and other qualifications make him eligible to participate. The Executive shall be entitled to paid time off (or “PTO,” including vacation, sick and personal time) in accordance with the Company’s policy. The Company will continue to cover the Executive under a long term disability policy with benefits comparable to those currently in effect unless it makes a general change to the coverage of its senior executives and a comparable change to the Executive’s coverage.

3.4 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time.

3.5 Withholding. All salary, bonus and other compensation payable to the Executive shall be subject to applicable withholding taxes.

4. Termination of Employment Period. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1 Expiration of the Employment Period;

4.2 At the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to the Executive, which notice shall identify the Cause upon which the termination is based;

4.3 At the election of the Executive, for Good Reason (as defined below);

4.4 Upon the death or Disability (as defined below) of the Executive;

4.5 At the election of the Company, upon not less than fifteen (15) days’ prior written notice of termination; or

4.6 At the election of the Executive, upon not less than fifteen (15) days’ prior written notice of termination.

5. Termination Payments. If the Executive’s employment with the Company is terminated under the circumstances described below, the Executive shall be entitled to payment of the Accrued Obligations and the following benefits, provided that the Executive Release (as defined in Section 7) becomes effective:

5.1 Termination Without Cause or for Good Reason After a Change in Control. If the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason within twelve (12) months following the Change in Control Date, then the Executive shall be entitled to the following benefits, commencing or paid in accordance with the terms set forth in Section 7:

(a) the Company shall pay to Executive his salary as in effect on the date of termination (the “Date of Termination”) in accordance with the Company’s customary payroll practices, until the date that is eighteen (18) months after the Date of Termination;

(b) if Executive is eligible for and elects to continue receiving group medical and/or dental insurance under the continuation coverage rules known as COBRA, the Company will continue to pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage (single, family, or other) until the earlier of (i) the end of the eighteenth (18th) month after his employment ends or (ii) the date the covered individual’s COBRA continuation coverage expires, unless, as a result of a change in legal requirements, the Company’s providing payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply; and

(c) payment equal to the annual target bonus payment, if any, paid (or earned, if not yet paid) to the Executive for the current fiscal year through the Date of Termination.

5.2 Termination Without Cause or for Good Reason prior to a Change in Control. If the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason prior to a Change in Control, then the Executive shall be entitled to the following benefits, commencing or paid in accordance with the terms set forth in Section 7:

(a) the Company shall pay to the Executive his salary as in effect on the Date of Termination in accordance with the Company’s customary payroll practices, until the earlier of (1) the date that is eighteen (18) months after the Date of Termination or (2) the date upon which the Executive commences full-time employment with another Company, provided that in no case shall the severance period be less than twelve (12) months;

(b) if the Executive is eligible for and elects to continue receiving group medical and/or dental insurance under the continuation coverage rules known as COBRA, the Company will continue to pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage (single, family, or other) until the earlier of (i) the end of the eighteenth (18th) month after his employment ends or (ii) the date the covered individual’s COBRA continuation coverage expires, unless, as a result of a change in legal requirements, the Company’s providing payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply; and

(c) payment equal to the pro rata portion of the bonus payment, if any, paid (or earned, if not yet paid) to the Executive for the most recent fiscal year ended prior to the Date of Termination, with such pro rata amount equal to the product of the amount of such prior bonus payment multiplied by a fraction, (1) the numerator of which is the number of days in the current fiscal year prior to the Date of Termination and (2) the denominator of which is 365.

5.3 Termination for Cause or Without Good Reason. If, at any time, the Company terminates the Executive’s employment with the Company for Cause or the Executive terminates his employment without Good Reason, then the Company shall pay the Executive, in a lump sum in cash within thirty (30) days after the Date of Termination, the Executive’s earned and unpaid salary through the Date of Termination.

5.4 Termination as a Result of Death. If this Agreement is terminated because of the Executive’s death, the Executive’s estate will be entitled to receive the Executive’s salary through the end of the calendar month in which his death occurs and for twelve (12) consecutive calendar months thereafter, which amount shall be payable in a lump sum within sixty (60) days from the date of the Executive’s death.

5.5 Termination as a Result of Nonrenewal. If the Executive’s employment ends because of a notice of nonrenewal by the Company (other than as a result of Cause) and the Executive is otherwise willing and able to continue his employment under the terms of this Agreement but for such nonrenewal, his cessation of employment will be treated as a termination without Cause for purposes of Section 5.1 above and subject to the timing and release conditions it specifies. A nonrenewal on other grounds, including one initiated by the Executive (other than in compliance with the rules for Good Reason resignation), will be treated as covered instead by Section 5.3.

5.6 409A Transition Rule. If the Executive’s employment ends under circumstances that entitle him to severance if his employment agreement dated as of March 9, 2010 (the “Prior Agreement”) were still in effect but not under the terms of this Agreement, the Executive will receive severance as described in Section 5.2 but capped at six (6) months (or twelve (12) months under Section 5.1), provided that, assuming he remains a Specified Employee at the Date of Termination, such amounts (including the applicable bonus component) will not be paid until after the six (6)-month delay described in Section 9.2(c) hereof. If the Executive’s employment ends under circumstances that entitle him to severance under either the terms of the Prior Agreement (if it were still in effect) or this Agreement, and assuming he remains a Specified Employee at the Date of Termination, the payments will not be capped at six (6) and twelve (12) months, but six (6) months of the payments, with the applicable bonus component, will be delayed until after the six (6)-month delay (but the remaining payments will be paid or begin in accordance with Section 7 below). If the Executive’s employment ends under circumstances that entitle him to severance solely under the terms of this Agreement, the payments will not be capped at six (6) and twelve (12) months and will not be delayed six (6) months unless the Company concludes that Section 409A requires otherwise. The purpose of these provisions is to leave in place the timing rules from the Prior Agreement, the Executive’s Supplemental Severance Agreement (the “Supplemental Agreement”), and the Executive’s Supplemental Terms of Compensation (the “Supplemental Terms”), and to continue to treat the severance due under the Prior Agreement as subject to Section 409A and the severance due under the Supplemental Agreement as exempt from Section 409A, even though both provisions are stated in this Agreement.

6. Stock Acceleration Benefits to Executive.

6.1 Automatic Stock Acceleration in Connection with Change in Control. If the Change in Control Date occurs during the Employment Period, then, effective upon the Change in Control Date, (a) the vesting schedule of each outstanding option to purchase shares of Common Stock of the Company held by the Executive shall be accelerated in part so that the option shall become exercisable for an additional number of shares equal to twenty five percent (25%) of the original number of shares of Common Stock subject to the option immediately prior to such Change in Control; the remaining unvested shares shall continue to become vested in accordance with the original vesting schedule set forth in the applicable option agreement; and (b) unvested shares, or units, if any, with respect to each restricted stock award held by the Executive immediately following the Change in Control shall be vested such that the number of unvested shares or units shall be reduced by twenty five percent (25%) of the original number of shares or units subject to such restricted stock award; the remaining unvested shares or units shall continue to vest in accordance with the original schedule set forth in the applicable restricted stock agreement; provided that the vesting will not accelerate the distribution of shares underlying equity awards if such acceleration would trigger taxation under Section 409A(a)(1)(B) of the Internal Revenue Code of 1986 and the guidance issued thereunder (“Section 409A” of the “Code”).

6.2 Stock Acceleration in Connection with Termination Without Cause or For Good Reason Following a Change in Control. If, within twelve (12) months following a Change in Control Date, the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason, then (a) each outstanding option to purchase shares of Common Stock of the Company held by the Executive shall become immediately exercisable in full; and (b) each restricted stock award held by the Executive shall be deemed to be fully vested, and, to the extent applicable, will no longer be subject to a right of repurchase by the Company; provided that the vesting will not accelerate the distribution of shares underlying equity awards if such acceleration would trigger taxation under Section 409A of the Code.

6.3 Stock Acceleration in Connection with Termination Without Cause or For Good Reason Absent a Change in Control. If the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason absent a Change in Control, then the provisions of Section 6.1 above shall apply as though the date of termination were a Change in Control Date.

7. Release. The obligation of the Company to make the payments and provide the benefits to the Executive under Sections 5.1 and 5.2 is conditioned upon the Executive signing a release of claims, in a customary and reasonable form provided by the Company (the “Executive Release”), and upon the Executive Release becoming effective in accordance with its terms, within sixty (60) days (or such shorter period as the Company provided (but not less than thirty (30) days)) following the Date of Termination. The Company shall commence the payments and benefits under Sections 5.1 and 5.2 on the first payroll period following the date the Executive Release becomes effective; provided, however, that if the sixtieth (60th) day following the Date of Termination falls in the calendar year following the year of the Executive’s termination of employment, the payment will be made no earlier than the first payroll period of such later calendar year; and provided further that the payment of any amounts pursuant to Sections 5.1 and 5.2 shall be subject to the terms and conditions set forth in Section 9.2.

8. Termination Obligations.

8.1 Return of Company’s Property. Executive hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints and other documents or materials, or copies thereof, and equipment furnished to or prepared by Executive in the course of or incident to Executive’s employment, belong to Company and shall be promptly returned to Company upon termination of Executive’s employment. Following termination, Executive will not retain any written or other tangible material containing any proprietary information of information pertaining to the Company’s proprietary information.

8.2 Cooperation in Pending Work. Following any termination of Executive’s employment, Executive shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other executives of the Company. Executive shall also cooperate in the defense of any action brought by any third party against the Company that relates in any way to Executive’s acts or omissions while employed by the Company.

9. Taxes.

9.1 280G.

(a) Notwithstanding any other provision of this Agreement, except as set forth in Section 9.1(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to the Executive a portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Code Section 280G(b)(1)) for the Executive. For purposes of this Section 9.1, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b) Notwithstanding the provisions of Section 9.1(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 100% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to him (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 9.1(b) shall be referred to as a “Section 9.1(b) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c) For purposes of this Section 9.1 the following terms shall have the following respective meanings:

(i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d) Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 9.1(d). Within thirty (30) days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 9.1(b) Override is applicable. Within thirty (30) days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he agrees with the Company’s determination pursuant to the preceding sentence, or (B) that he disagrees with such determination, in which case he shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, and (iii) whether the Section 9.1(b) Override is applicable. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 9.1, then the payments shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments. If the Executive states in the Executive

Response that he agrees with the Company’s determination, the Company shall make the Potential Payments to the Executive within three (3) business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Executive states in the Executive Response that he disagrees with the Company’s determination, then, for a period of sixty (60) days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such sixty (60)-day period, such dispute shall be settled exclusively by arbitration in the State of Connecticut, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three (3) business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three (3) business days following the resolution of such dispute. Subject to the limitations contained in Sections 9.1(a) and (b) hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by amount of the accrued interest thereon computed at the prime rate announced from time to time by The Wall Street Journal, compounded monthly from the date that such payments originally were due.

(e) The provisions of this Section 9.1 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.

9.2 Payments Subject to 409A. Subject to this Section 9, any severance payments or benefits under this Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of the Executive’s termination of employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Agreement:

(a) It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified Executive” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

(c) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified Executive” (within the meaning of Section 409A), then:

(i) Each installment of the severance payments and benefits due under this Agreement that will be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(ii) Each installment of the severance payments and benefits due under this Agreement that is not described in Section 9.2(c)(i) above and that would, absent this subsection, be paid within the six (6)-month period following the Executive’s “separation from service” from the Company shall be paid during the ten (10) day period following the date that is six (6) months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six (6)-month period and paid in a lump sum on the date that is six (6) months and one (1) day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second (2nd) taxable year following the taxable year in which the separation from service occurs.

(d) The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 9.2, “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

(e) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(f) Executive expressly acknowledges and agrees that the Company is not making any representations or warranties to him and shall have no liability to him or any other person with respect to payments made under this Agreement if any provisions of or payments under the Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

10. Non-Competition and Non-Solicitation Agreement. The Executive affirms the continued effect of the Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit A.

11. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

11.1 “Accrued Obligations” shall mean (a) the portion of the Executive’s base salary as has accrued prior to the Date of Termination with the Company and has not yet been paid, (b) an amount equal to the value of the Executive’s accrued but unused vacation days, (c) the amount of any bonus for the prior fiscal year previously determined by the Board to have been earned but not yet paid, and (d) the amount of any expenses properly incurred by the Executive on behalf of the Company prior to the Date of Termination and not yet reimbursed.

11.2 “Cause” shall mean (a) a good faith finding by the Company that (i) the Executive has failed to substantially perform his reasonably assigned duties for the Company, or (ii) the Executive has engaged in dishonesty, gross negligence or misconduct, which dishonesty, gross negligence or misconduct has had a material adverse effect on the Company, (b) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any felony or (c) breach by the Executive of any material provision of this Agreement, any invention and non-disclosure agreement, non-competition and non-solicitation agreement or other agreement with the Company, provided that in the case of clauses (a) and (c), the Company shall provide notice to the Executive and such breach shall not have been cured within thirty (30) days of such notice.

11.3 “Change in Control” shall mean the sale of all or substantially all of the capital stock (other than the sale of capital stock to one or more venture capitalists or other institutional investors pursuant to an equity financing (including a debt financing that is convertible into equity) of the Company approved by a majority of the Board), assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Common Stock immediately prior to such transaction beneficially own, directly or indirectly, more than fifty percent (50%) of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction), provided that, where applied to compensation subject to Section 409A, any acceleration of or change in payment shall only apply (if required by Section 409A) if the Change in Control is also a change in control event described in Treasury Regulation 1.409A-3(i)(5).

11.4 “Change in Control Date” means the first date during the Employment Period on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Executive’s employment with the Company is terminated within sixty (60) days prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a

Change in Control, then the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment. Where applicable, the Company shall take such steps as are reasonably practicable as of the termination date to preserve the availability of equity compensation that may expire (other than by reaching the full term of an option) during the sixty (60) day period (by vesting and freezing the equity) pending the occurrence of the Change in Control.

11.5 “Disability” shall mean the inability of the Executive, due to a physical or mental disability, for a period of ninety (90) days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement, with reasonable accommodation, as that term is defined under state or federal law. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

11.6 “Good Reason” shall exist upon (i) a material diminution in the Executive’s base compensation; (ii) a requirement that the Executive’s principal place of providing services to the Company change by more than thirty (30) miles, other than in a direction that reduces the Executive’s daily commuting distance; (iii) any material breach by the Company or any successor thereto of the Employment Agreement; or (iv) a material diminution in the Executive’s authority, duties, or responsibilities, provided, however, that nothing shall require the Executive to hold the same title or same functional role within an entity resulting from a Change in Control so long as the Executive’s responsibilities are not substantially diminished. Notwithstanding the occurrence of any of the foregoing events or circumstances, a resignation shall not be deemed to constitute resignation for Good Reason unless (x) the Executive gives the Company a written notice of the purported Good Reason (no more than ninety (90) days after the initial existence of such event or circumstance), (y) such event or circumstance has not been fully corrected (and the Executive has not been reasonably compensated for any losses or damages resulting therefrom) within thirty (30) days following the Company’s receipt of such notice of termination, and (z) the resignation becomes effective not more than sixty (60) days following the date of notice.

12. Miscellaneous.

12.1 Entire Agreement; Modification. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral, including any prior employment agreement, and, specifically, the Prior Agreement, the Supplemental Agreement, and the Supplemental Terms.

12.2 Notices. Any notices delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, to the Company at its principal headquarters and to the Executive at the address most recently shown on the personnel records of the Company. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 12.2.

12.3 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

12.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive and approved by a majority of the members of the Board.

12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Connecticut (or, if appropriate, a federal court located within Connecticut), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

12.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

12.7 Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.8 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

12.9 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

12.10 Executive’s Acknowledgments. The Executive acknowledges that he: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) understands that the law firm of Wilmer Cutler Pickering Hale and Dorr LLP is acting as counsel to the Company in connection with the transactions contemplated by the Agreement, and is not acting as counsel for the Executive.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

ACHILLION PHARMACEUTICALS, INC.

By:	/s/ Gary Frashier
Gary Frashier
Chair, Compensation Committee

EXECUTIVE:

/s/ Milind S. Deshpande
Milind S. Deshpande, Ph.D.